Exhibit 8.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

August 9, 2013

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as special counsel to Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation, in connection with the merger (the “Merger”) of FVNB Corp. (the “Company”), a Texas corporation, with and into Prosperity, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 30, 2013, by and between Prosperity and the Company (the “Merger Agreement”). Prosperity has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is filed as an exhibit.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of Prosperity and the Company. If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

Prosperity Bancshares, Inc.

August 9, 2013

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Merger, when consummated in accordance with the terms of the Merger Agreement and Registration Statement, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, the descriptions of the law and the legal conclusions contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to the United States shareholders of the Company.

Our opinion is limited to the foregoing federal income tax consequences of the Merger to Prosperity, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Prosperity in connection with the filing of the Registration Statement and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS OPINION IS LIMITED TO THE ONE OR MORE FEDERAL TAX ISSUES ADDRESSED HEREIN. ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE FEDERAL TAX TREATMENT OF THE TRANSACTION OR MATTER THAT IS

Prosperity Bancshares, Inc.

August 9, 2013

THE SUBJECT OF THE OPINION, AND THE OPINION DOES NOT CONSIDER OR PROVIDE A CONCLUSION WITH RESPECT TO ANY ADDITIONAL ISSUES. WITH RESPECT TO ANY SIGNIFICANT FEDERAL TAX ISSUES OUTSIDE THE LIMITED SCOPE OF THIS OPINION, THE OPINION WAS NOT WRITTEN, AND CANNOT BE USED BY THE TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP